EXHIBIT 99.1

Contact: Karen L. Dexter

Director, Investor Relations

Ampex Corporation

(650) 367-4111

AMPEX LICENSES DIGITAL CAMERA PATENTS TO

CANON INC. AND SANYO ELECTRIC COMPANY LTD

REDWOOD CITY, Calif., October 20, 2004 Ampex Corporation (OTCBB:AEXCA) today announced that it has entered into separate license agreements with two major Japanese manufacturers of digital still cameras, Canon Inc. and Sanyo Electric Company Ltd.

The agreements permit the use of various US and foreign patents held by Ampex in the manufacture and sale of digital still cameras. One of the license agreements also permits use of the Company’s patents in cellular telephones with digital image capture and retrieval capabilities. The licenses provide that the terms are confidential.

Pursuant to the two licenses, Ampex will receive payment of approximately $11.6 million representing royalties on shipments made prior to July 1, 2004 plus running royalties in the future based on sales of products that utilize its digital still camera patents. As part of the settlement, Ampex will receive a negotiated prepayment of $13.5 million from one of the licensees in respect of royalties due on sales in the period through March 2006. Accordingly, Ampex expects that it will record at least $25.1 million of receipts from these two licenses in its fourth quarter 2004 financial statements.

Ampex is currently negotiating patent licenses with several additional manufacturers of digital still cameras and camera-equipped cellular telephones. The company may initiate additional litigation to enforce its patents if it is not able to conclude licenses on acceptable terms.

The company had instituted litigation against Sanyo Electric in the International Trade Commission and in Federal District Court in Delaware in May 2004. These suits have now been withdrawn. Similar litigation against Sony Corporation (NYSE:SNE) was initiated in July 2004. This litigation is continuing.

Ampex Corporation, www.ampex.com, headquartered in Redwood City, California, is one of the world’s leading innovators and licensors of technologies for the visual information age.

This news release contains predictions, projections and other statements about the future that are intended to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of l995 (collectively, “forward-looking statements”). Forward-looking statements relate to various aspects of the Company’s operations and strategies, including but not limited to the effects of having experienced significant losses in the past and the risk that the Company may incur losses in the future; the Company’s limited liquidity and significant indebtedness and interest expense; its sales and royalty forecasts for future periods not being attained and the risk that the Company will not conclude additional royalty-bearing license agreements covering its digital technologies; the Company’s marketing, product development, acquisition, investment, licensing and other strategies not being successful; possible future issuances of debt or equity securities; the possible incurrence of significant patent litigation expenses or adverse legal determinations that find our patents not to be valid or not to have been infringed; new business development and industry trends; the possible need to raise additional capital in order to meet the Company’s obligations; reliance on a former affiliate to make contributions to the Company’s pension plans which are substantially underfunded; and most other statements that are not historical in nature. Important factors that could cause actual results to differ materially from those described in the forward-looking statements are described in cautionary statements included in this news release and/or in the Company’s 2003 Annual Report on Form 10-K filed with the SEC, its Quarterly Report on Form 10-Q for the fiscal quarters ended March 30, 2004 and June 30, 2004. Ampex’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 is expected to be filed shortly. In assessing forward-looking statements, readers are urged to consider carefully these cautionary statements. Forward-looking statements speak only as of the date of this news release, and the Company disclaims any obligations to update such statements.